Exhibit 99.2

CHISHOLM ENERGY HOLDINGS, LLC

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020

AND FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2021 AND 2020

TABLE OF CONTENTS
Page
Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020	2
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2021 and 2020	3
Condensed Consolidated Statements of Members’ Equity for the Three and Nine Months Ended September 30, 2021 and 2020	4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020	5
Notes to Unaudited Condensed Consolidated Financial Statements	6

CHISHOLM ENERGY HOLDINGS, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$ 12,437	$ 9,367
Accounts receivable:
Oil, natural gas and natural gas liquids sales	23,475	10,508
Joint interest owners and other	7,375	3,563
Due from affiliates	49	49
Prepaid expenses and other current assets	965	912
Total current assets	44,301	24,399

Oil and natural gas properties, successful efforts method	973,671	924,664
Accumulated depreciation, depletion and impairment	(363,671)	(196,887)
Total oil and natural gas properties, net	610,000	727,777

Other noncurrent assets:
Notes receivable from affiliate, net	4,000	35,500
Fixed assets and other, net	3,056	2,313
TOTAL ASSETS	$ 661,357	$ 789,989

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$ 21,644	$ 5,707
Oil and gas sales payable	9,030	6,702
Accrued liabilities	12,319	17,784
Accrued interest	1,159	1,275
Asset retirement obligations, current portion	362	-
Derivative liabilities, current portion	40,055	8,573
Deferred rent expense	-	92
Total current liabilities	84,569	40,133

Noncurrent Liabilities:
Long-term asset retirement obligations	5,027	5,471
Long-term derivative liabilities	28,401	3,687
Long-term debt, net	152,259	186,707
Total Liabilities	270,256	235,998

Commitments and contingencies (Note 10)

Members' Equity:
Capital contributions	622,912	622,912
Retained earnings	(231,811)	(68,921)
Total Members' Equity	391,101	553,991
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 661,357	$ 789,989

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
REVENUES
Oil	$ 43,320	$ 23,516	$ 120,960	$ 63,561
Natural gas liquids	5,501	-	12,480	-
Natural gas	5,066	2,119	13,601	3,346
Total revenues	53,887	25,635	147,041	66,907

OPERATING COSTS AND EXPENSES
Lease operating expense	12,490	5,842	29,076	20,955
Transportation, gathering and marketing costs	184	230	630	526
Rig termination expense	-	910	-	1,934
Production and ad valorem taxes	4,949	2,339	13,078	5,933
General and administrative	4,743	2,434	8,891	8,381
Depreciation, depletion and amortization	15,126	19,094	52,683	53,074
Exploration expense	21	20	47	60
Impairment expense	114,907	-	114,907	-
Accretion of asset retirement obligation	24	22	72	64
Total operating costs and expenses	152,444	30,891	219,384	90,927

Loss from operations	(98,557)	(5,256)	(72,343)	(24,020)

OTHER INCOME (EXPENSE)
Interest expense, net	(2,868)	(2,925)	(8,708)	(8,800)
Gain (loss) on commodity derivatives, net	(17,404)	(5,456)	(84,397)	30,552
Other income, net	(20)	(2)	(70)	23
Total other income (expense)	(20,292)	(8,383)	(93,175)	21,775

Loss before income taxes	(118,849)	(13,639)	(165,518)	(2,245)
Income tax expense	-	-	(3)	-
Net loss	$ (118,849)	$ (13,639)	$ (165,521)	$ (2,245)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (UNAUDITED)
(In thousands)

Three-Month Period Ended September 30, 2021
At June 30, 2021	$ 507,429
Capital contributions	-
Equity-based comp	2,521
Net loss	(118,849)
At September 30, 2021	$ 391,101

Three-Month Period Ended September 30, 2020
At June 30, 2020	$ 587,352
Capital contributions	-
Equity-based comp	474
Net loss	(13,639)
At September 30, 2020	$ 574,187

Nine-Month Period Ended September 30, 2021
At December 31, 2020	$ 553,991
Capital contributions	-
Equity-based comp	2,631
Net loss	(165,521)
At September 30, 2021	$ 391,101

Nine-Month Period Ended September 30, 2020
At December 31, 2019	$ 575,191
Capital contributions	-
Equity-based comp	1,240
Net loss	(2,245)
At September 30, 2020	$ 574,186

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	For the Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$ (165,521)	$ (2,245)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	52,683	53,074
Accretion of asset retirement obligations	72	64
(Gain) loss on commodity derivatives, net	84,397	(30,552)
Cash settlements on commodity derivatives	(28,201)	23,832
Deferred rent	(92)	(105)
Amortization of deferred debt issuance costs	706	1,283
Equity-based compensation	2,631	1,240
Impairment of oil and natural gas properties	114,907	-
Interest income on notes receivable	-	(2,153)
Changes in assets and liabilities:
Accounts receivable	(16,779)	14,202
Prepaid expenses and other current assets	(64)	61
Accounts payable	7,430	(17,176)
Oil and gas sales payable	2,328	(2,359)
Accrued liabilities	(46)	(2,316)
Accrued interest	(116)	(165)
Plugging and abandonments	(210)	-
Net cash provided by operating activities	54,125	36,685
Cash flows from investing activities:
Acquisitions of oil and natural gas properties	(4,198)	(977)
Development of oil and natural gas properties	(42,419)	(40,209)
Payment received on notes receivable from affiliate	31,500	(2,205)
Other non-current assets	(757)	(105)
Additions to other fixed assets	(27)	(14)
Net cash used in investing activities	(15,901)	(43,510)
Cash flows from financing activities:
Borrowings under revolving credit facility	2,000	18,000
Repayments of revolving credit facility borrowings	(10,500)	(14,000)
Repayments of second lien note	(25,000)	-
Payments of deferred debt issuance costs	(1,654)	-
Net cash provided by (used in) financing activities	(35,154)	4,000
Net increase (decrease) in cash	3,070	(2,825)
Cash and cash equivalents at beginning of period	9,367	17,941
Cash and cash equivalents at end of period	$ 12,437	$ 15,116
Supplemental disclosure of cash flow information
Cash paid for interest	$ 7,985	$ 17,483
Change in capital expenditures included in accounts payable and accrued liabilities	$ 3,087	$ 407
Capital asset retirement obligation	$ 56	$ 44

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.    ORGANIZATION AND NATURE OF OPERATIONS
Chisholm Energy Holdings, LLC (“Holdings” or the “Company”) is a Delaware limited liability company formed on May 19, 2016 by members of our management team and investment funds sponsored by Warburg Pincus LLC (“Warburg”). Holdings, together with its wholly owned operating subsidiaries (collectively, “Chisholm”, “we”, “us”, or “our”), is an oil and natural gas company engaged in the acquisition, development, exploration and production of crude oil and natural gas properties located primarily in New Mexico’s Eddy and Lea counties.

On March 26, 2018, Holdings amended the LLC Agreement to admit a significant new investor, Ontario Teachers’ Pension Plan Board (“OTPP”), in addition to increasing the equity commitment of Warburg and other existing investors.

On December 15, 2021, the Company signed a definitive agreement with Earthstone Energy, Inc. (“Earthstone”) to sell substantially all of its oil and gas assets. As of September 30, 2021, any contemplated sale transaction was not deemed to be probable and these condensend consolidated financial statements do not present assets held for sale, however an impairment of oil and gas assets was recored to reduce the carrying value to estimated fair value (Note 3).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation, Basis of Presentation, and Significant Estimates
The Company prepared the accompanying unaudited Condensed Consolidated Financial Statements and notes thereto in accordance with generally accepted accounting principles in the United States of America (“GAAP”), and the financial statements contain all adjustments necessary for a fair statement of the results for the periods presented. The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of Holdings and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated.

Use of Estimates
Preparation in accordance with GAAP requires the Company to adopt accounting policies within accounting rules set by the Financial Accounting Standards Board (“FASB”) and make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s management believes the major estimates and assumptions impacting the Company’s condensed consolidated financial statements are the following:

•estimates of proved reserves of oil and natural gas, which affect the calculations of depletion, depreciation and amortization (“DD&A”) and impairment of proved oil and natural gas properties;
•impairment of unproved properties and other assets;
•depreciation of property and equipment; and
•valuation of commodity derivative instruments.

Although management believes these estimates are reasonable, actual results may differ from estimates and assumptions of future events and these revisions could be material. Future production may vary materially from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions used for determining proved reserves and for financial reporting.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, deposits held with banks and other short-term highly liquid investments having an original maturity of three months or less. Balances held by the Company at its banks can exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to the amounts of deposit in excess of FDIC insurance coverage.

Accounts Receivable
Accounts receivable consist of receivables from joint interest owners on properties the Company operates and crude oil, natural gas and natural gas liquids (“NGLs”) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within two months after the production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due.

The Company recognizes an allowance for doubtful accounts in an amount equal to anticipated future uncollectible receivables. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company had no allowance for doubtful accounts at each of September 30, 2021 and December 31, 2020.

Fixed Assets and Other
Fixed assets and other includes costs associated with office furniture and equipment, leasehold improvements, computer hardware and software, and other property. These items are recorded at cost and depreciated using the straight-line method over their estimated useful lives which range from three to five years.

Oil and Gas Sales Payable
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Oil and gas sales payable includes amounts that we collect from the purchasers of our crude oil and natural gas sales that are due to other working interest and royalty owners. We are typically required to remit these amounts to the other parties within 60 days from the end of the applicable production month.

Asset Retirement Obligations
Asset retirement obligations (“ARO”) represent the future costs to abandon long-lived, tangible assets such as oil and natural gas wells, service assets and other facilities. The fair value of an ARO liability is recorded in the period in which the liability is incurred, and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. See further discussion in Note 7 – Fair Value Measurements. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value, and the capitalized cost is depreciated over the useful life of the related asset.

Revenue Recognition
In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is measured based on considerations specified in contracts with its customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and NGLs are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas, and NGLs fluctuate to remain competitive with other available oil, natural gas, and NGLs supplies. There is no significant financing component to our revenues as our contracts with customers typically require payment within one month of delivery. At September 30, 2021 and December 31, 2020, we had receivables related to contracts with customers of approximately $23.5 million and $10.5 million, respectively. The Company reports revenues disaggregated by product on its condensed consolidated statements of operations.

Income Taxes
The Company is treated as a flow-through entity for U.S. federal income tax purposes with each member separately including their share of the Company’s income or loss in their respective tax returns. However, the Company has two subsidiaries that are treated as corporations for U.S. federal income tax purposes and will pay federal and state income tax on their respective taxable income, if applicable. As of September 30, 2021 and December 31, 2020, these entities had no tax liability. In addition, the Company is subject to the Texas Margin Tax on its earnings in Texas and as of September 30, 2021 and December 31, 2020 the Company had no liability.

Recent Accounting Developments

Lease Accounting - In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. This ASU is effective for the annual period beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is still considering the method of adoption and the effect of this guidance on its operating results, financial position or cash flow. Management believes it will have little impact on operating results.

Financial Instruments – Credit Losses - In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” The ASU revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The ASU affects trade receivables, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are also required. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses.” This ASU clarifies that receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In May 2019, the FASB issued ASU No. 2019-05, “Targeted Transition Relief.” This ASU provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. The ASU on credit losses will take effect for fiscal years beginning after December 15, 2021. The Company is still considering the method of adoption and the effect of this guidance on its operating results, financial position or cash flow. Management believes it will have little impact on operating results.

3.    OIL AND NATURAL GAS PROPERTIES

The Company follows the successful efforts method of accounting for its oil and natural gas properties. Exploration expenses, including seismic, geological and geophysical expenses and delay rentals, are charged to expense when incurred. The costs of drilling exploratory wells are capitalized until the Company has determined whether proved reserves have been found. If proved reserves are found, the costs remain capitalized as part of the wells and related equipment and facilities. If no proved reserves are found, the costs are charged to expense. The Company had no exploratory wells in progress at September 30, 2021 or December 31, 2020. Costs subject to depletion are proved costs and costs not subject to depletion are unproved costs and current drilling projects or wells in progress (“WIP”). The Company excluded WIP costs of $7.2 million and $18.6 million, and associated reserves, from the depletion calculation at September 30, 2021 and December 31, 2020, respectively

Costs for repairs and maintenance are charged to expense when incurred. Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Costs incurred to increase the productive capacity from existing reservoirs are capitalized.

As the Company’s exploration and development work progresses and the reserves on the Company’s properties are proven, capitalized costs attributed to the properties and mineral interests are subject to DD&A. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and natural gas reserves related to the associated reservoir. Depletion expense on capitalized oil and natural gas properties was $15.1 million and $52.7 million during the three and nine months ended September 30, 2021, respectively, and
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
$19.1 million and $53.0 million for the three and nine months ended September 30, 2020, respectively. See further discussion in Note 7 Fair Value Measuement.

Proved oil and natural gas properties are reviewed for impairment periodically or when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. The Company estimates the expected future cash flows of the Company’s oil and natural gas properties and compares the undiscounted cash flows to the carrying amount of the oil and natural gas properties, on a field by field basis, to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value. Unproved oil and natural gas properties are assessed periodically for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales, remaining lease terms and the expiration of all or a portion of such projects. The Company’s periodic assessment also considers its ability to prioritize expenditures to drill leases and to make payments to extend lease terms, as well as its ability to enter into leasehold exchange transactions that allow for higher concentrations of ownership and development. The Company recognizes leasehold abandonment expense for unproved properties at the earlier of the time when the lease term has expired, the continuous development clause has expired or management estimates the lease will expire before it is drilled, sold or traded. During the three and nine months ended September 30, 2021 the Company recorded impairment of our proved and unproved oil and natural gas properties of $114.9 million. There were no such charges during the three and nine months ended September 30, 2020.

On the sale of a complete or partial unit of a proved property, we determine the impact to the unit-of-production amortization rate. If the impact to the unit-of-production amortization rate is considered significant, the cost and related accumulated DD&A are removed from the property accounts and any gain or loss is recognized. If the impact to the unit-of-production amortization rate is not considered significant, the sale is accounted for as a normal retirement with no gain or loss recognized.

For sales of all of our working interests in unproved properties, gain or loss is recognized to the extent of the difference between the proceeds received and the net carrying value of the property. Proceeds from sales of less than all of our working interests in unproved properties are accounted for as a recovery of costs unless the proceeds exceed the entire cost of the property.

Acquisitions and Divestitures

During the three and nine months ended September 30, 2021, the Company incurred costs of $3.3 million and $4.2 million, respectively, related to the purchase of leasehold acreage and incremental working interest of properties. During the three and nine months ended September 30, 2020, the Company incurred costs of $0.0 million and $1.0 million, respectively, related to the purchase of leasehold acreage. During the three and nine months ended September 30, 2021, the Company exchanged certain leasehelod acreage and oil and gas properties with a net book value of $5.5 million and $13.4 million, respectively with no gain or loss recognized. During the three and nine months ended September 30, 2020, the Company did not exchange certain leasehelod acreage or oil and gas properties.

4.    INDEBTEDNESS
The following table provides a summary of the Company’s debt as of the dates indicated (in thousands):

	September 30, 2021	December 31, 2020
Revolving credit facility	$57,000	$65,500
Second lien notes	100,000	125,000
Total debt	157,000	190,500
Less: current portion	-	-
Less: unamortized debt discount	(818)	(952)
Less: debt issuance costs	(3,923)	(2,841)
Total debt – long-term	$152,259	$186,707

Revolving Credit Facility
On September 19, 2017, we entered into a $500 million senior secured revolving credit facility with JPMorgan Chase Bank, N.A. serving as the administrative agent.

On July 9, 2021, we entered into an amended and restated $500 million senior secured revolving credit facility (the “Credit Facility”). The Credit Facility has a maturity date of July 9, 2025. Availability under the Credit Facility is subject to a borrowing base which depends on, among other things, the volumes of our proved oil and natural gas reserves and estimated cash flows from these reserves and our commodity hedge positions. At September 30, 2021, our borrowing base was $100.0 million. The borrowing base is subject to semi-annual redeterminations.

In general, the borrowings under the credit facility bear interest at either the Alternate Base Rate (“ABR”) or LIBOR. Either rate is adjusted upward by an applicable margin based on our percentage of utilization of the credit facility. The ABR is calculated as a rate per annum equal to the greater of (a) the Prime Rate, (b) the Federal Reserve Bank of New York (“NYFRB”) Rate plus 0.5% or (c) the Adjusted LIBOR for a one-month interest period plus 1.0%. The Credit Facility is secured by a priority lien on substantially all of the assets of Holdings and its subsidiaries. For the nine months ended September 30, 2021 and 2020 our interest rate on the credit facility was approximately 3.63% and 3.15%, respectively. Interest expense on the Credit Facility totaled $1.6 million and $2.2 million for the nine months ended September 30, 2021 and 2020, respectively.
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The credit facility contains various covenants, including among others: restrictions on liens; restrictions on incurring other indebtedness; restrictions on dividends, investments and other restricted payments; and maintenance of certain financial covenants determined on a regular basis. For purposes of financial covenant testing, Holdings is subject to a total leverage ratio, which measures the net debt over Earnings Before Interest, Taxes, Depletion and Depreciation, Amortization, Exploration and other adjustments (“EBITDAX”) of Holdings. The total leverage ratio as defined by the credit facility provides that this ratio must not be greater than 3.25 to 1.0. Holdings is also subject to a current ratio, which measures the current assets (including the undrawn amount of the total commitments of the Credit Facility but excluding derivative assets) over the current liabilities (excluding derivative obligations and current maturities of the credit facility of Holdings). The current ratio financial covenant, as defined by the Credit Facility, provides that this ratio must not be lower than 1.0 to 1.0. Holdings was in compliance with its financial covenants at September 30, 2021.

The company believes that the $43 million available under the Company’s Revolving Line of Credit Facility as of September 30, 2021 mitigate the working capital deficit of $40.3 million, $40.1 million of which related to derivative liabilities, as of September 30, 2021.

Second Lien Notes
On May 15, 2019, we entered into a Note Purchase Agreement for Senior Secured Second Lien Notes (the “Note Purchase Agreement” and such notes, the “Second Lien Notes”) among the Company as issuer, U.S. Bank National Association as agent and collateral agent and certain holders that are a party thereto, and issued notes in an initial principal amount of $125.0 million, with a $1.25 million discount, for net proceeds of $123.75 million before fees and expenses. On March 22, 2021, we entered into a second amendment to the Note Purchase Agreement which allows Holdings to utilize the note receivable proceeds to repay $25 million of principal amount of the Second Lien Notes and retain the balance available for debt repayment under the credit facility and/or for general corporate purposes. In addition, the second amendment allows Holdings to forgive and cancel the remaining balance of the note receivable upon payment to Holdings of the earnout net proceeds received by Chisholm Energy Midstream, LLC at a future date. As of September 30, 2021, the note receivable has balance of $4.0 million (note 9). On March 26, 2021, we used a portion of the proceeds from the note receivable payment of $31.5 million and repaid $25 million of principal and accrued interest under our Second Lien Notes. The Second Lien Notes mature on May 15, 2026.

Interest on the Second Lien Notes is payable quarterly and accrues at LIBOR plus 6.25%; provided that if LIBOR ceases to be available, the Second Lien Notes provides for a mechanism to use ABR (an alternate base rate) plus 5.25% as the applicable interest rate. The definitions of LIBOR and ABR are set forth in the Second Lien Notes. To the extent that a payment, insolvency or, at the holders’ election, another default exists and is continuing, all amounts outstanding under the Second Lien Notes will bear interest at 2.0% per annum above the rate and margin otherwise applicable thereto. Additionally, to the extent we were to default on the Second Lien Notes, this would potentially trigger a cross-default under our revolving credit facility.

We have the right, to the extent permitted under the revolving credit facility and subject to the terms and conditions of the Second Lien Notes, to optionally prepay the notes, subject to the following repayment fees: prior to the 18 month anniversary, a customary “make-whole” amount (which is equal to the present value of the remaining interest payments through the 18-month anniversary of the issuance of the Second Lien Notes, discounted at a rate equal to the U.S. Treasury rate plus 50 basis points) plus 2.0% of the principal amount of the notes repaid; during month 18 until the 30 month anniversary, 2.0% of the principal amount of the Second Lien Notes being prepaid; during month 30 until the 42 month anniversary, 1.0% of the principal amount of the Second Lien Notes being prepaid; and thereafter, no premium. However, any prepayment of the Second Lien Notes due to a change of control event prior to the 18 month anniversary shall instead be subject to a prepayment fee of 3.0% of the principal amount of the Second Lien Notes being prepaid. Additionally, the Second Lien Notes contain customary mandatory prepayment obligations upon asset sales, casualty events and incurrences of certain debt, subject to, in certain circumstances, reinvestment periods. The Note Purchase Agreement is evaluated periodically to determine whether certain embedded derivatives, which we initially deemed the likelihood of underlying triggering events to be remote, require separate valuation and accounting. For certain features that are deemed to not be clearly and closely related to the debt host contract we evaluate whether the facts and circumstances have changed regarding the probability of occurrence. There are no features that require bifurcation pursuant to ASC 815, “Derivatives and Hedging” as of September 30, 2021.

The obligations under the Second Lien Notes are secured, subject to certain exceptions and other permitted liens (including the liens created under the revolving credit facility), by a perfected security interest, second in priority to the liens securing our revolving credit facility, and mortgage lien on substantially all of our assets and certain of our subsidiaries, including a mortgage lien on oil and natural gas properties attributed with at least 85% of estimated PV-9 of our proved reserves and our subsidiaries. PV-9 is determined using commodity price assumptions by the administrative agent of the revolving credit facility.

Beginning in the period ending on December 31, 2019, the Second Lien Notes also contain a financial covenant measuring the ratio of total net debt to EBITDAX, as defined in the Note Purchase Agreement, for the most recently completed four fiscal quarters, not to exceed 4.25 to 1.0 as of the last day of each fiscal quarter.

The Second Lien Notes also contain an asset coverage ratio, which includes in the numerator the PV-10 (defined below), based on forward strip pricing, plus the mark-to-market value of our commodity derivative contracts and our restricted subsidiaries and in the denominator the total net of our indebtedness including our restricted subsidiaries. Beginning with the period ending on December 31, 2019, the asset coverage ratio is tested quarterly and cannot be less than 1.25 to 1.0 as of each date of determination. The first amendment to the note purchase agreement dated March 31, 2020 modified the asset coverage ratio to be not less than 0.75 to 1.00 as of March 31, 2020 and then not less than 1.25 to 1.00 for each quarter thereafter. PV-10 Value is the estimated future net revenues to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%.

As of September 30, 2021, the Company is in compliance with all financial covenants under the Second Lien Notes.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The Second Lien Notes contain certain customary representations, warranties and covenants, including but not limited to, limitations on incurring debt and liens, limitations on making certain restricted payments, limitations on investments, limitations on asset sales and hedge unwinds, limitations on transactions with affiliates and limitations on modifying organizational documents and material contracts. The Second Lien Notes contain customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Second Lien Notes to be immediately due and payable.

As of September 30, 2021, net amounts outstanding for the Second Lien Notes totaled $97.0 million. Interest expense on the Second Lien Notes totaled $6.4 million and $7.5 million for the nine months ended September 30, 2021 and 2020, respectively.

5.    EQUITY CONTRIBUTIONS/DISTRIBUTIONS

The member interests consist of Series A units, which obligate members to make capital contribution to the Company. In May 2021, Holdings amended and restated its LLC Agreement (the “Fourth LLC Agreement”) which combined three classes of Series A units into a single class of units. As of September 30, 2021, Series A unitholders have contributed a total of $623.7 million to the Company. The Company has approved the issuance of 59,179,536 Series A units, all of which are outstanding in connection with the Fourth LLC Agreement as of September 30, 2021. None were issued during the nine-month period ending September 30, 2021.

The Company has also approved the issuance of 10,000,000 Series B units, of which 8,364,445 were issued as of September 30, 2021. As part of the Fourth LLC Agreement, Holdings issued a new class of Series B units to replace the original class of Series B units. The new class of Series B units modified the parameters utilized to determine distributions. During the nine-month period ending September 30, 2021 the Company repurchased all outstanding old Series B units and issued a total of 8,364,445 new Series B units.

Under the terms of the Fourth LLC Agreement, distributions are first allocated 100% to the Series A units until such holders have received cumulative distributions equal to a deemed aggregate capital contributions plus a cumulative preferred return. Should cumulative distributions exceed the amount necessary to satisfy the Series A unit requirements, the Series B units are allocated a portion of any additional distributions in accordance with tiered parameters detailed in the Fourth LLC Agreement. No distributions have been made as of September 30, 2021.

Seventy-five percent of the Series B units held by current employees and independent directors are subject to vesting requirements that depend solely on continued employment with the Company over a four-year service period. The remaining twenty-five percent of the Series B units held by current employees and independent directors are subject to vesting requirements that depend on a performance condition and continued employment with the Company. Equity-based compensation expense for the awards subject only to the service condition is based on the grant date fair value of the applicable awards and is recognized straight-line over the vesting period. Compensation expense related to the awards subject to performance conditions will be recognized when the performance condition becomes probable of being met. The Fourth LLC Agreement resulted in a modification of the equity awards in accordance with ASC 718. The modification resulted in additional equity-based compensation expense of $1.4 million. The Company estimated the fair value of certain Series B units, granted to certain employees of the Company, on a minority, non-marketable basis, as of May 27, 2021 and May 28, 2021 (“valuation dates”). Key input variables as of the valuation dates are the following:

•Expected volatility of 85.9%
•Expected risk-free rate of 1.606%

Equity-based compensation expense reflected in the consolidated statements of operations totaled $2.5 million and $2.6 million during the three and nine months ended September 30, 2021, respectively, and $0.5 million and $1.2 million for the three and nine months ended September 30, 2020, respectively.

6.    DERIVATIVE FINANCIAL INSTRUMENTS

We have entered into commodity derivative financial contracts to mitigate the risk of volatility in commodity prices with respect to a portion of our oil and natural gas production. As of September 30, 2021, our commodity derivative instruments consisted of fixed price swaps, costless collars, and three-way costless collars, which are described below:
•Fixed price swaps: Under a swap contract, we will receive payment if the settlement price is less than the fixed price and would be required to make a payment to the counterparty if the settlement price is greater than the fixed price.
•Costless collars: A collar consists of a sold call option (ceiling) combined with a purchased put option (floor) and allows us to benefit from increases in commodity prices up to the ceiling price of the contract and protects us from decreases in commodity prices below the floor price. At settlement, the counterparty is required to make a payment to us if the settlement price is below the floor price, while we are required to make a payment to the counterparty if the settlement price is above the ceiling price. If the settlement price is between the floor price and ceiling price, no payments are due from either party.
•Three-way costless collars: A three-way collar consists of a combination of three options–a sold call option (ceiling), a purchased put option (floor) and a sold put (sub-floor). This allows us to benefit from increases in commodity prices up to the ceiling price of the contract and protects us from decreases in commodity prices below the floor price but only up to the sub-floor price. If the settlement price is below the sub-floor price, the counterparty is required to make a
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
payment to us for the difference between the floor price and sub-floor price. If the settlement price is between the floor price and sub-floor price, the counterparty is required to make a payment to us for the difference between the floor price and the settlement price. If the settlement price is between the floor price and ceiling price, no payments are due from either party. If the settlement price is above the ceiling price, we are required to make a payment to the counterparty for the difference.

The Company had the following open crude oil and natural gas derivative contracts as of September 30, 2021:

	Price Swaps
		Volume	Weighted Average Price
Period	Commodity	(Bbls / MMBtu)	$/Bbl / $MMBtu
Q4 2021	Crude Oil	271,400	$ 45.02
Q1 - Q4 2022	Crude Oil	615,150	$ 44.67
Q1 - Q4 2023	Crude Oil	766,125	$ 45.07
Q1 - Q4 2024	Crude Oil	457,500	$ 45.37
Q4 2021	Natural Gas	461,650	$ 2.74
Q1 - Q4 2022	Natural Gas	2,267,900	$ 2.49

	Basis Swaps
		Volume	Weighted Average Price
Period	Commodity	(Bbls / MMBtu)	$/Bbl / $MMBtu
Q4 2021	MidCush Diff	363,400	$ 0.75
Q1 - Q4 2022	MidCush Diff	728,125	$ 0.65
Q1 - Q4 2023	MidCush Diff	365,000	$ 0.65
Q4 2021	Waha Diff	1,060,150	$ (0.67)
Q1 - Q4 2022	Waha Diff	3,071,800	$ (0.53)

	Put Options
		Volume	Bough Floor
Period	Commodity	(Bbls / MMBtu)	$/Bbl / $MMBtu
Q4 2021	Crude Oil	138,000	$ 42.50

	2-Way Collars
		Volume	Sold Ceiling	Bought Floor
Period	Commodity	(Bbls / MMBtu)	$/Bbl / $MMBtu	$/Bbl / $MMBtu
Q4 2021	Crude Oil	69,000	$ 66.67	$ 57.32
Q1 - Q4 2022	Crude Oil	454,500	$ 52.87	$ 46.19
Q4 2021	Natural Gas	690,500	$ 3.05	$ 2.52
Q1 - Q4 2022	Natural Gas	1,259,900	$ 2.93	$ 2.43
Q1 - Q4 2023	Natural Gas	1,460,000	$ 3.16	$ 2.60
Q1 - Q4 2024	Natural Gas	364,000	$ 3.38	$ 2.70

	3-Way Collars
		Volume	Sold Ceiling	Bought Floor	Sold Sub-Floor
Period	Commodity	(Bbls / MMBtu)	$/Bbl / $MMBtu	$/Bbl / $MMBtu	$/Bbl / $MMBtu
Q4 2021	Crude Oil	138,000	$ 59.42	$ 52.50	$ 42.50
Q1 - Q4 2022	Crude Oil	135,000	$ 59.05	$ 52.50	$ 42.50
Q1 - Q4 2023	Natural Gas	613,750	$ 2.86	$ 2.25	$ 1.75

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The Company’s derivative instruments are subject to enforceable master netting arrangements that provide for the net settlement of all derivative contracts between the Company and a counterparty in the event of default or upon the occurrence of certain termination events. The following table presents the gross asset and liability balances of our derivative instruments, the amounts subject to master netting arrangements, the amounts presented on a net basis and the location of these balances in our consolidated balance sheets as of September 30, 2021 and December 31, 2020 (in thousands):

	Total Gross		Carrying
	Amount	Netting	Amount
September 30, 2021
Derivative liabilities, current portion	$ 41,336	(1,281)	$ 40,055
Long-term derivative liabilities	$ 29,010	(609)	$ 28,401

December 31, 2020
Derivative liabilities, current portion	$ 13,273	(4,700)	$ 8,573
Long-term derivative liabilities	$ 6,388	(2,701)	$ 3,687

The following table summarizes the effect of derivative instruments on our consolidated statements of operations (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Realized (loss) gain on commodity derivatives	$ (11,335)	$ 4,612	$ (28,201)	$ 23,832
Unrealized (loss) gain on commodity derivatives	(6,069)	(10,068)	(56,196)	6,720
Net gain (loss) on derivative instruments	$ (17,404)	$ (5,456)	$ (84,397)	$ 30,552

7.    FAIR VALUE MEASUREMENTS

The Company uses a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further prioritized into the following fair value input hierarchy:

Level 1:    Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.
Level 2:    Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.
Level 3:    Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.
Fair Value on a Recurring Basis

Derivative Financial Instruments

Commodity derivative contracts are marked-to-market each quarter and are thus stated at fair value in the Company’s condensed consolidated balance sheets and in Note 6 – Derivative Financial Instruments. The Company adjusts the valuations from the valuation model for nonperformance risk and for counterparty risk. The fair values of the Company’s commodity derivative instruments are classified as Level 2 measurements because they are calculated using industry standard models that utilize assumptions and inputs which are substantially observable in active markets throughout the full term of the instruments. These include market price curves, contract terms and prices, credit risk adjustments, implied market volatility and discount factors. The following table summarizes the fair value of the Company’s derivative assets and liabilities according to their fair value hierarchy as of the reporting dates indicated (in thousands):

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2021	Level 1	Level 2	Level 3	Total
Financial assets
Derivative asset - current	$-	$1,281	$-	$1,281
Derivative asset - noncurrent	-	609	-	609
Total financial assets	$-	$1,890	$-	$1,890

Financial liabilities
Derivative liability - current	$-	$41,336	$-	$41,336
Derivative liability - noncurrent	-	29,010	-	29,010
Total financial liabilities	$-	$70,346	$-	$70,346

December 31, 2020
Financial assets
Derivative asset - current	$-	$4,700	$-	$4,700
Derivative asset - noncurrent	-	2,701	-	2,701
Total financial assets	$-	$7,401	$-	$7,401

Financial liabilities
Derivative liability - current	$-	$13,273	$-	$13,273
Derivative liability - noncurrent	-	6,388	-	6,388
Total financial liabilities	$-	$19,661	$-	$19,661
Fair Value on a Nonrecurring Basis

The Company applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities, including oil and gas properties, goodwill, business combinations and asset retirement obligations. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments if events or changes in certain circumstances indicate that adjustments may be necessary. The subsequent sale of the oil and natural gas properties was a maket indicator of the fair value, resulting in the recording of impairment as of September 30, 2021. See further discussion in Note 3 Oil and Natural Gas Properties.

The book value of our revolving credit facility and Second Lien Notes approximates fair value, which is based on Level 3 inputs.

8.    ASSET RETIREMENT OBLIGATIONS

At September 30, 2021 and December 31, 2020, our liability for asset retirement obligations was $5.4 million and $5.5 million, respectively. The following table describes the changes in our asset retirement obligation (in thousands):

	September 30, 2021	December 31, 2020
Asset retirement obligations, beginning of period	$5,471	$5,382
Liabilities incurred for properties drilled	56	70
Liabilities settled	(210)	(92)
Changes in estimates	-	25
Accretion of discount	72	86
Asset retirement obligations, end of period	$5,389	$5,471

9.    AGREEMENTS AND TRANSACTIONS WITH AFFILIATES

On March 22, 2021 the Company’s unconsolidated affiliated company, Chisholm Energy Midstream, LLC (“CEM”), entered into an agreement (“3Bear sale”) with the other equity owner of 3 Bear Delaware Holding – NM, LLC (“3BDH-NM”) to sell all of its 40% interest in 3BDH-NM. Under the terms of the agreement, the two members of Holdings management resigned from the board of directors of 3BDH-NM. In conjunction with the 3Bear sale, the Company entered into amended and restated agreements covering gas gathering and processing, oil gathering, and water gathering and disposal for a portion of our produced oil, gas and water. As of September 30, 2021 and December 31, 2020, we had payables due to 3BDH-NM of $0.0 million and $1.2 million, respectively, and receivables due from 3BDH-NM of $2.6 million and $0.7 million, respectively.

During 2019, the Company entered into a $25 million loan agreement with CEM. Prior to the 3Bear sale, interest was due and payable quarterly and accrued at LIBOR plus 6.35%. The interest was payable in kind by increasing the outstanding principal amount of the note by the amount of interest due. All accrued and unpaid interest was payable on May 15, 2026 or upon an occurrence of a change of control. Any net sale proceeds from a sale of the existing business would be used to prepay the outstanding principal amount of the note. Interest
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHISHOLM ENERGY HOLDINGS, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
income for the nine months ended September 30, 2021 and 2020 was $0.0 and $2.2 million, respectively, and is included in interest expense, net on our consolidated statements of operations.

CEM used proceeds from the 3Bear sale to reduce the amount of the note outstanding to the Company. At September 30, 2021, the note has a $4.0 million balance. We review open notes receivable balances for collectability each reporting period. If it is determined that it is probable that we will not collect the full amount due under a note agreement, we record reserves against the note receivable balance in accordance with ASC 310 – Receivables. In order to reasonably conclude on the collectability of such balances, we consider the borrower’s current status on payments received, the financial health and other sources of funding available to the borrower, our ability to secure assets collateralized by contractual agreements, as well as other factors. At December 31, 2020, we recorded an allowance of $1.9 million against the notes receivable balance due to expected uncollectiblity.

(in thousands)	September 30, 2021	December 31, 2020
Notes receivable, beginning of period	$35,500	$32,340
Additions	-	2,205
Interest in kind	-	2,863
Allowance for uncollectibility	-	(1,908)
Payments received	(31,500)	-
Notes receivable, end of period	$4,000	$35,500

10.    COMMITMENTS AND CONTINGENCIES

Litigation
We are party to several legal proceedings encountered in the ordinary course of business. While the ultimate outcome and impact on us cannot be predicted with certainty, in the opinion of management, it is remote that these legal proceedings will have a material adverse impact on our financial condition, results of operations or cash flows.

Other
Holdings believes it is in compliance with applicable federal, state and local laws, and the ultimate resolution of any claims or legal proceedings that may arise in the ordinary course of business against us is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

COVID-19
Despite the recoveries in commodity prices, recent surges from COVID-19 variants continue to negatively impact the global economy, disrupt global supply chains and create significant volatility and disruption of financial and commodity markets. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to its impact on demand for oil and natural gas, the availability of personnel, equipment and services critical to our ability to operate our properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of disruption, including any resurgence, and we expect that the longer the duration of any such disruption, the greater the adverse impact may be on our business.

11.    SUBSEQUENT EVENTS

As previously discussed in Note 1, the Company signed a definitive agreement with Earthstone to sell substantially all of its oil and gas assets.

We reviewed subsequent events through January 14, 2022, the date on which these financial statements were available to be issued and concluded that no events had occurred that would warrant disclosure, other than those matters already disclosed herein.

On December 20, 2021 Chisholm entered into derivative trades with our counterparties beginning with January 2022 for 1,931 MBbl WTI hedges, 4,572 MMBtu Henry Hub hedges, and 2,369 MMBtu Waha Basis trades.

The accompanying notes are an integral part of these condensed consolidated financial statements.